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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                              January 21, 2004

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013
Attn: Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $742,600,000 aggregate principal amount of its Variable Rate Exchangeable Notes Due April 6, 2009 (19,750,000 SynDECS(SM)) (the "Underwritten Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase the Underwritten Securities at a purchase price of $724,838,430, representing a purchase price of $36.70068 per SynDECS with a principal amount of $37.60. In addition, the Underwriter will have an option to purchase, at the same purchase price per SynDECS as the Underwriter shall pay for the Underwritten Securities, up to 2,962,500 SynDECS (with an aggregate principal amount of up to $111,390,000) (the "Option Securities" and together with the Underwritten Securities, the "Securities") to cover over-allotments, if any. The option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date hereof upon written or facsimile notice by the Underwriter to the Company setting forth the number of Option Securities as to which the Underwriter is exercising the option and the settlement date.

         The Closing Date shall be January 28, 2004 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006 or such other date and time not later than eight full business days thereafter as you and we determine.

         The Securities shall have the following principal terms, all as more fully described in the Prospectus Supplement dated January 21, 2004 relating to the Securities:

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Title:                     Variable Rate Exchangeable Notes Due April 6, 2009
                           (SynDECS(SM))

Maturity:                  April 6, 2009

Public Offering Price:     $37.83575 per SynDECS

Coupon: Holders of the SynDECS will receive on each Interest Payment Date and (with respect to the portion of the principal amount being exchanged) on the applicable Settlement Date, interest accrued at a floating rate equal to LIBOR for the relevant period plus 0.05%. The interest payment due on any Interest Payment Date is subject to increase or decrease as described in the Prospectus Supplement dated January 21, 2004 relating to the Securities.

Interest Payment Dates:    May 1, 2004, August 1, 2004, November 1, 2004,
                           February 1, 2005, May 1, 2005, August 1, 2005,
                           November 1, 2005, February 1, 2006, May 1, 2006,
                           August 1, 2006, November 1, 2006, February 1, 2007,
                           May 1, 2007, August 1, 2007, November 1, 2007,
                           February 1, 2008, May 1, 2008, August 1, 2008,
                           November 1, 2008 and February 1, 2009

Regular Record Dates:      April 15, 2004, July 15, 2004, October 15, 2004,
                           January 15, 2005, April 15, 2005, July 15, 2005,
                           October 15, 2005, January 15, 2006, April 15, 2006,
                           July 15, 2006, October 15, 2006, January 15, 2007,
                           April 15, 2007, July 15, 2007, October 15, 2007,
                           January 15, 2008, April 15, 2008, July 15, 2008,
                           October 15, 2008 and January 15, 2009

Exchange:                  On each Settlement Date, the Company will mandatorily
                           exchange one-third of the original principal amount of each SynDECS for the Total Exchange Shares (as defined in the Prospectus Supplement dated January
                           21, 2004 relating to the Securities).

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Settlement Dates:          November 21, 2008, January 29, 2009 and April 6,
                           2009, subject in each case to extension under certain circumstances as described in the Prospectus Supplement dated January 21, 2004 relating to the Securities.

No Optional Redemption:    The Company does not have the option to exchange the
                           principal amount of the SynDECS or to otherwise repay the principal of the SynDECS prior to each Settlement
                           Date.

Mandatory Redemption       The Company is required to redeem the then
Provisions:                outstanding SynDECS, in whole or in part depending on
                           the circumstances, upon the occurrence of a Mandatory
                           Redemption Event or a Partial Mandatory Redemption
                           Event (each as defined in the Prospectus Supplement dated January 21, 2004 relating to the Securities)

Trustee:                   The Bank of New York

Indenture:                 Indenture, dated as of October 27, 1993, as amended
                           from time to time

Listing:                   None

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

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(B)      Notwithstanding the provisions set forth in Section 3 of the Basic
         Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on January 28, 2004 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the SynDECS or such substantially similar securities, during the period beginning on the date of the Terms Agreement and continuing to and including the Closing Date. Notwithstanding the foregoing, the Company and its affiliates may enter into hedging transactions relating to the Securities."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

(E) The reference to the file number of the registration statement on Form S-3 in Paragraph 2(a) of the Basic Provisions is amended and restated to refer to File No. 333-106272.

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Richard Ketchum, Esq., is counsel to the Company and will deliver the opinions called for by Paragraphs 5(c) and 5(d) of the Basic Provisions. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter for purposes of Paragraph 5(e) of the Basic Provisions. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on January 21, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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         "We hereby accept your offer, set forth in the Terms Agreement, dated
January 21, 2004, to purchase the Securities on the terms set forth therein."

                                           Very truly yours,

                                           CITIGROUP GLOBAL MARKETS INC.

                                           By:    /s/ William Ortner
                                               ---------------------------------
                                               Name:  William Ortner
                                               Title: Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:    /s/ Mark I. Kleinman
    ----------------------------------
    Name:  Mark I. Kleinman
    Title: Executive Vice President
           and Treasurer

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